UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 9, 2015 (January 8, 2015)

CRACKER BARREL OLD COUNTRY STORE, INC.

(Exact Name of Registrant as Specified in its Charter)

Tennessee	001-25225	62-0812904
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Hartmann Drive, Lebanon, Tennessee 37087

(Address of Principal Executive Offices) (Zip code)

(615) 444-5533

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.

On January 8, 2015, Cracker Barrel Old Country Store, Inc. (the “Company”) entered into a Credit Agreement by and among the Company, the subsidiary guarantors named therein, the several banks and other financial institutions and lenders from time to time party thereto and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent and collateral agent (the “New Credit Facility”).

The New Credit Facility replaced the Company’s Credit Agreement made and entered into as of July 8, 2011, by and among the Company, the subsidiary guarantors named therein, various banks, other financial institutions and lenders and Wells Fargo, as administrative agent and collateral agent, which established a $500 million revolving credit facility and a $250 million term loan facility for the Company (as amended to date, the “2011 Credit Agreement”).

Under the New Credit Facility, the Company may borrow up to $750 million, which includes a $25 million swing line subfacility, as well as an accordion feature that allows the Company to increase the New Credit Facility by a total of up to $300 million, subject to securing additional commitments from existing lenders or new lending institutions. The New Credit Facility includes a $50 million letter of credit subfacility.

At the Company’s election, the borrowings under the New Credit Facility will bear interest at either (1) a rate per annum equal to the highest of Wells Fargo’s prime rate or a rate 0.5% in excess of the Federal Funds Rate or a rate 1.0% in excess of one-month LIBOR (the “Base Rate”), in each case plus an applicable margin, or (2) the one-, two-, three-, or six-month per annum LIBOR for deposits in the applicable currency (the “Eurocurrency Rate”), as selected by the Company, plus an applicable margin. The applicable margin for Eurocurrency Rate loans depends on the Company’s consolidated total leverage ratio and varies from 1.00% to 2.00%. The applicable margin for Base Rate loans depends on the Company’s consolidated total leverage ratio and varies from 0.00% to 1.00%. Commitment fees and letter of credit fees are also payable under the New Credit Facility. Principal is payable in full at maturity on January 8, 2020, and there are no scheduled principal payments prior to maturity.

The borrowings under the New Credit Facility are secured by all present and future stock or other membership interests in the present and future subsidiaries of the Company, subject to certain exceptions.

If an event of default shall occur and be continuing under the New Credit Facility, the entire principal amount outstanding under the New Credit Facility, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

The New Credit Facility requires the Company to meet certain financial tests, including, without limitation, a consolidated total leverage ratio and a consolidated interest coverage ratio.

The foregoing summary of the New Credit Facility contained in this Current Report on Form 8-K does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the New Credit Facility, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the entry into the Credit Facility described in Item 1.01 above, the Company terminated the 2011 Credit Agreement on January 8, 2015.

Item 2.03. Creation of a Direct Financial Obligation.

The information under Item 1.01 is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On January 9, 2015 the Company issued the press release that is furnished as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated herein by reference, announcing the Company’s entry into the New Credit Facility.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement, dated as of January 8, 2015, among Cracker Barrel Old Country Store, Inc., the subsidiary guarantors named therein, the several banks and other financial institutions and lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

99.1	Press Release issued by Cracker Barrel Old Country Store, Inc. dated January 9, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2015	CRACKER BARREL OLD COUNTRY STORE, INC.

	By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of January 8, 2015, among Cracker Barrel Old Country Store, Inc., the subsidiary guarantors named therein, the several banks and other financial institutions and lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

99.1	Press Release issued by Cracker Barrel Old Country Store, Inc. dated January 9, 2015.